EXHIBIT 99.1

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FOR IMMEDIATE RELEASE

CONTACT:	Daryl D. Pomranke, President and Chief Operating Officer	219-513-5150
	Jerry A. Weberling, Executive Vice President and CFO	219-513-5103

Chairman and CEO Thomas Prisby Retires After Nearly 30 Years of Service
 Daryl Pomranke Appointed CEO and Director
Robert Ross Appointed Board Chairman

MUNSTER, IN – December 19, 2011 – CFS Bancorp, Inc. (the “Company”), (NASDAQ: CITZ), the parent of Citizens Financial Bank (the “Bank”), today announced the retirement of Thomas F. Prisby, Chairman and Chief Executive Officer of the Company and the Bank, after almost 30 years of service and leadership, effective December 30, 2011.  In connection with his retirement, Mr. Prisby has been appointed and will serve as Chairman Emeritus of the Bank until December 31, 2013.

Mr. Prisby joined the Bank in 1982. He served as President and Chief Operating Officer of the Bank from 1989 until becoming Chairman and CEO in 1996.  He has served as Chairman and CEO of the Company since its incorporation in 1998.  During his tenure, the Bank grew from three branches in Indiana and $225 million in assets to 22 branches in both Indiana and Illinois and $1.2 billion in assets at September 30, 2011. Under his leadership, the Company successfully completed its IPO and simultaneous acquisition of SuburbFed Financial Corporation in July 1998. The Bank was named Best in Customer Service among financial institutions and Best Place to Work in 2011 by The Northwest Indiana Times, and a Chicago Tribune Top Workplace in 2010 and 2011.  Mr. Prisby was also named one of the leading CEOs in Northwest Indiana in 2011.

“Tom has served the Company, its shareholders, employees and clients well during his years as Chairman and CEO. His banking skills and industry knowledge helped guide Citizens for three decades. The Board has appointed Tom Chairman Emeritus in order to be able to continue to draw upon his expertise into the future. We wish him the very best in his retirement,” said Gregory W. Blaine, the Company’s lead independent director.

Mr. Prisby said, “Citizens has a history of client and community service dating back to its beginning in 1934.  Our strategies and business plans have changed dramatically over those years and the current challenges in the banking industry have never been greater.  With the support of the Board of Directors, we have built a management team with the expertise and leadership skills that not only support the service culture, but one skilled to manage through these intense and difficult economic times.  This is now the time for me to enjoy family and friends, while watching the Bank execute a very focused strategic plan.  My sincere appreciation for the support and respect received from friends, clients, and especially the outstanding members of the Citizens’ team.”

Daryl D. Pomranke, the Company’s current President and Chief Operating Officer, will become the Chief Executive Officer of the Company and the Bank and has been appointed to the Company’s Board of Directors effective December 30, 2011.  Mr. Pomranke is currently a director of the Bank. He will also continue to serve as President of both the Company and the Bank.

Mr. Pomranke was appointed President of the Company and the Bank in April 2008, after joining as Executive Vice President and Chief Operating Officer in April 2007. Mr. Pomranke was elected a director of the Bank in June 2009. Prior to joining the Company, Mr. Pomranke was employed by Harris N.A. and its predecessor, Mercantile National Bank of Indiana, where he had various management roles and responsibilities, including Regional Financial Services Officer, Chief Financial Officer, corporate development, corporate lending, cash management services and strategic planning.

“Tom has presided over the Bank during its growth years and in some of the most difficult and challenging times.  He has always led with a strong commitment to the families and businesses we serve,” commented Mr. Pomranke about Mr. Prisby’s retirement.  “Tom put in place a succession plan for his eventual retirement and which assures continuity of our Strategic Growth and Diversification Plan.”

In addition, Northwest Indiana businessman and retired PricewaterhouseCoopers, LLP Audit Partner Robert R. Ross, a director of the Company and the Bank since 2004 and current Chair of the Audit Committee, has been appointed to serve as Chairman of the Boards of Directors of both entities.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.2 billion asset federal savings bank.  Citizens Financial Bank is a 77 year old independent bank focusing its people, products and services on helping individuals, businesses, and communities be successful.  Headquartered in Munster, IN, the Bank has 22 full-service banking centers throughout adjoining markets in Chicago’s Southwest suburbs and Northwest Indiana.  The Company’s website can be found at www.citz.com.

Forward-Looking Information

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management.  These forward-looking statements include but are not limited to statements regarding our ability to successfully execute our strategy and our Strategic Growth and Diversification Plan, the level and sufficiency of our current regulatory capital and equity ratios, our ability to continue to diversify the loan portfolio, our efforts at deepening client relationships, increasing our levels of core deposits, lowering our non-performing asset levels, managing and reducing our credit-related costs, increasing our revenue growth and levels of earning assets, the effects of general economic and competitive conditions nationally and within our core market area, our ability to sell other real estate owned properties, levels of provision for the allowance for loan losses and amounts of charge-offs, loan and deposit growth, interest on loans, asset yields and cost of funds, net interest income, net interest margin, non-interest income, non-interest expense, interest rate environment, and other risk factors identified in the Company’s Annual Report on Form 10-K for the fiscal year ended

December 31, 2010 and other filings the Company makes with the Securities and Exchange Commission.  In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as well as statements that include future events, tense, or dates, or are not historical or current facts, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements.  Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties, assumptions, and changes in circumstances.  Forward-looking statements are not guarantees of future performance or outcomes, and actual results or events may differ materially from those included in these statements.  The Company does not intend to update these forward-looking statements unless required to under the federal securities laws.